Exhibit 4.1

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF GEOVAX LABS, INC.

GeoVax Labs, Inc. (the “Corporation”), does hereby certify that the Corporation’s Certificate of Incorporation originally filed with the Delaware Secretary of State on June 17, 2008, as previously amended by

●	Certificate of Merger filed June 18, 2008, as further amended by the following documents:
●	Certificate of Amendment to the Certificate of Incorporation filed April 13, 2010;
●	Certificate of Amendment to the Certificate of Incorporation filed April 27, 2010;
●	Certificate of Designation filed on March 20, 2012;
●	Certificate of Amendment to the Certificate of Incorporation filed August 1, 2013;
●	Amendment to Certificate of Designation filed on December 12, 2013;
●	Certificate of Designation filed on December 12, 2013;
●	Certificate of Designation filed on February 27, 2015,
●	Certificate of Amendment to the Certificate of Incorporation filed May 13, 2015;
●	Certificate of Amendment to the Certificate of Incorporation filed June 14, 2016;
●	Certificate of Designation filed on May 9, 2017;
●	Certificate of Amendment to the Certificate of Incorporation of the Corporation filed August 4, 2017.
●	Certificate of Designation filed on February 19, 2019; and
●	Certificate of Designation filed on February 26, 2019.

is hereby further amended pursuant to Section 242 of the General Corporation Law of the State of Delaware.

The Corporation does hereby further certify that this Certificate of Amendment was duly adopted by the Corporation’s Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

The Certificate of Incorporation of the Corporation, as amended, is amended as follows:

The first paragraph of Article IV of the Certificate of Incorporation, as amended, shall be deleted in its entirety and replaced with the following:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 610,000,000 shares, which are divided into two classes consisting of: (a) 600,000,000 shares of Common Stock, par value $0.001 per share, and (b) 10,000,000 shares of Preferred Stock, par value $0.01 per share.

Upon the effectiveness of this Certificate of Amendment of the Certificate of Incorporation (the “Effective Time”), each five hundred (500) shares of the Corporation’s Common Stock, par value $0.001 per share (“Old Common Stock”), issued and outstanding immediately prior to the Effective Time will automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one (1) share of Common Stock, par value $0.001 per share (the “New Common Stock”) (and such combination and conversion, the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split, and instead, the Company shall issue one full share of New Common Stock to any stockholder who would have been entitled to receive a fractional share of New Common Stock as a result of the Reverse Stock Split. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (including any full shares of New Commons Stock issued with respect to fractional shares of Old Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.”

The remainder of the Certificate of Incorporation shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on April 30, 2019.

GEOVAX LABS, INC.

Name:	/s/ David A. Dodd

Title:	President & CEO

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